FIRST AMENDMENT
to
EMPLOYMENT AGREEMENT

This amendment (this “Amendment”) is entered into as of February 27, 2012 by and between Piper Jaffray Companies, a Delaware corporation (the “Company”), and Brien M. O’Brien, a resident of the State of Illinois (“Employee”).

Recitals

A. The Company and Employee are parties to the Employment Agreement effective as of January 1, 2012 (the “Original Agreement”).

B. The parties desire to amend the Original Agreement.

Agreement

Therefore, the parties agree as follows:

1. Base Salary Adjustment. Section 3.1 of the Original Agreement is amended and restated in its entirety to read as follows:

3.1. Base Salary and Other Compensation.

Employee will receive an annual base salary of $975,000 prorated and paid on a monthly basis, beginning as of the Effective Date and continuing until December 31, 2013. Effective January 1, 2014, Employee will receive an annual base salary of $550,000 prorated and paid on a monthly basis through the Expiration Date. Employee will not be entitled to participate in any incentive, equity award or other compensation plans or programs offered or available to other executives or employees of the Company, except as described in Sections 3.2, 3.3 and 6 or upon a recommendation of the Company’s chief executive officer that is approved by the Compensation Committee of the Company’s Board of Directors.

2. Defined Terms — General. All capitalized terms used but not defined in this Amendment have the meanings given them in the Original Agreement. All references in the Original Agreement to “this Agreement” mean the Original Agreement as amended by this Amendment.

3. Continuing Effect. Except as modified by this Amendment, the Original Agreement remains in full force and effect, without change.

The undersigned have executed this Amendment as of the date first written above.

EMPLOYEE

/s/ Brien M. O’Brien

PIPER JAFFRAY COMPANIES

By /s/ Christine N. Esckilsen

Its Global Head of Human Capital